Exhibit 99.1

HAEMONETICS®	News Release
THE Blood Management Company

FOR RELEASE:	CONTACT:
Date April 6, 2010	Bryanne Salmon
Time 8:00 am Eastern	Tel. (781) 356-9613
Haemonetics concludes successful tender for Global Med Technologies, Inc.
Braintree, MA, April 6, 2010-Haemonetics Corporation (NYSE: HAE) today announced integration and transformation plans in connection with the successful completion of its tender offer to acquire Global Med Technologies, Inc. (OTCBB: GLOB).
Company Announces:
•	Cash transformation expenses of $15 million with ongoing annual savings of $14 million

•	Non-cash charges related to the write off of certain capitalized software assets totaling $16 million

•	FY10 preliminary un-audited results: approximately 8% revenue growth and $2.83-$2.85 earnings per share excluding the impact of approximately $25 million of one time net charges

•	FY11 preliminary guidance: 9-12% revenue growth and 12-15% earning per share growth excluding the impact of transformation expenses

•	Board approves $50M stock buy back in FY11
Under the terms of a definitive agreement, on March 31, 2010 Haemonetics concluded a tender offer to purchase the outstanding shares of Global Med’s common stock at $1.22 per share and preferred stock at approximately $1,694 per share. The tender offer was conditioned on the tender of a majority of the outstanding shares of Global Med’s common and preferred stock, and was subject to other customary closing conditions. At the closure of the tender period 34.4 million shares of common stock representing 90% of the outstanding common stock and 100% of the outstanding preferred shares were tendered. Haemonetics funded the $58 million required for the acquisition of the shares and outstanding warrants from available cash. Haemonetics anticipates completing the merger with Global Med during the first fiscal quarter of 2011 with a final cash payment of $3 million.
In connection with both the acquisition and our ongoing Blood Management Solutions vision, the Haemonetics Board of Directors approved cash transformation expenses totaling approximately $15 million and the non-cash write off of certain capitalized software assets totaling approximately $16 million at a meeting on April 1, 2010. The transformation expenses are related to severance and facility closures anticipated to drive annual cash expense savings of approximately $14 million in the combined companies. The non-cash write off has two components. The first is for the Symphony blood bank donation management software under development by Haemonetics totaling approximately $4 million. While current installations of Symphony will still be supported for the foreseeable future, ongoing development of this product will be stopped. In addition, based on a recent review of ongoing development plans for our next generation platelet apheresis products, management recommended and the board approved a plan to abandon and write off $12 million associated with previously capitalized software development costs.
The Company incurred cash costs to consummate the acquisition of Global Med of approximately $2.0 million in FY10 and expects to incur cash costs to complete the integration totaling approximately $1.5 million in FY11. The Company expects these FY11 integration costs to be incurred through the first half of the fiscal year.
Haemonetics Corporation • 400 Wood Road • Braintree, MA 02184 USA

HAEMONETICS®	News Release
THE Blood Management Company
Guidance:
FY10 guidance excludes the impact of one time costs and income totaling approximately $25 million (which include non-cash charges of approximately $16 million, $2 million of expenses related to the consummation of the acquisition, approximately $9 million of severance costs and income totaling $2 million related to the reduction of contingent consideration estimated in connection with the Neoteric acquisition). Haemonetics preliminarily announces un-audited annual revenue growth of approximately 8% and earnings per share for FY10 at the high end of its previously announced guidance range at $2.83-$2.85. FY11 revenue guidance is 9-12% growth and earning per share guidance is $3.15-$3.25, excluding the impact of one time costs totaling approximately $7 million related to the Global Med integration and other transformation activities. The Company will review further details on its fourth quarter FY10 earnings and its 2011 guidance scenarios at its web cast scheduled for May 4th, 2010 at 10:00 am Eastern time.
Haemonetics reports cash on hand of $130 million after completion of the Global Med transaction. In addition the company’s plans for FY11 include generating over $70 million in free cash flow after funding the transformation costs disclosed above. The Board of Directors recently authorized a share buy back of $50 million to be completed during FY11.
As a global leader in blood management solutions, Haemonetics helps plasma fractionators, hospitals and blood collectors to improve clinical care and lower costs by optimizing the collection, processing, and use of scarce blood resources. Haemonetics’ broad product offering includes blood collection and separation technologies, surgical blood salvage systems, and diagnostic products for enhanced blood management in the surgical setting. Haemonetics also markets information technology platforms and consulting services to help manage the blood supply chain and improve blood management practices.
Global Med is an international healthcare information technology company which markets a breadth of software solutions and services that span the blood supply continuum, from blood collection to the hospital transfusion center to the patient care environment.
Brian Concannon, President and CEO of Haemonetics, said “We are excited about the acquisition of Global Med Technologies. This substantially completes our information technology platform and strengthens our leadership position in blood management. We will now focus on the integration of Global Med and the implementation of necessary business transformation activities to deliver blood management solutions to our customers that improve clinical outcomes and reduce costs”.
Haemonetics has posted frequently asked questions on its website at http://www.haemonetics.com/site/content/km/factSheet.asp.
CONFERENCE CALL
Haemonetics will host a webcast on Tuesday, April 6th at 10:00am Eastern to discuss the transformation. Interested parties can participate at http://phx.corporate-ir.net/playerlink.zhtml?c=72118&s=wm&e=2997433
About Haemonetics Corporation
Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve clinical outcomes and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.
About Global Med Technologies, Inc.
Haemonetics Corporation • 400 Wood Road • Braintree, MA 02184 USA

HAEMONETICS®	News Release
THE Blood Management Company
Global Med Technologies, Inc. (OTCBB: GLOB) is an international healthcare information technology company which develops regulated and non-regulated products and services for the healthcare industry. As a leading provider of blood and laboratory systems and services, Global Med’s products are deployed in 20 countries and serve over 2,100 transfusion centers, blood banks and laboratory sites.
Haemonetics Corporation • 400 Wood Road • Braintree, MA 02184 USA